EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
GenVec, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-101963 and No. 333-76886) on Form S-3, in the registration statement (No. 333-105320) on Form S-4 and in the registration statements (No. 333-110446, No. 333-55590, No. 333-55586 and No. 333-55584) on Form S-8 of our report dated February 20, 2004, with respect to the balance sheets of GenVec, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of GenVec, Inc.

KPMG LLP

/s/KPMG LLP

Baltimore, Maryland
March 15, 2004